Exhibit 99.1

For Immediate Release

Hasbro Reports Revenue, Net Earnings and Earnings Per Share

Growth for Third Quarter 2017

•         Third quarter 2017 revenues increased 7% to $1.79 billion, including 7% revenue growth in the U.S. and Canada segment; 7% in the International segment, including a favorable $27.9 million in foreign exchange; and 4% in the Entertainment and Licensing segment;

•         Revenue growth in Franchise Brands, Hasbro Gaming and Emerging Brands;

•         Operating profit essentially flat at $360.9 million, or 20.1% of net revenues;

•         Net earnings increased 3% to $265.6 million, or $2.09 per diluted share; Reported net earnings include a $0.04 per diluted share benefit versus third quarter 2016 from the adoption of FASB ASU No. 2016-09;

•         Company returned $164.3 million to shareholders during the quarter: $71.4 million in dividends and $92.9 million in share repurchase;

•         Quarter-end cash and cash equivalents of $1.2 billion.

Pawtucket, R.I., October 23, 2017 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the third quarter 2017. Net revenues for the third quarter 2017 increased 7% to $1.79 billion versus $1.68 billion in 2016. Third quarter 2017 revenues include a favorable $29.6 million impact from foreign exchange.

Net earnings for the third quarter 2017 increased 3% to $265.6 million, or $2.09 per diluted share, compared to $257.8 million, or $2.03 per diluted share, in 2016. Reported net earnings include a $0.04 per diluted share benefit versus third quarter 2016 from the adoption of FASB ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

“The global Hasbro team delivered another good quarter. Our Brand Blueprint strategy is successfully driving the business despite a challenging economic environment in the U.K. and Brazil, as well as a short-term retailer disruption,” said Brian Goldner, Hasbro’s chairman and chief executive officer.  “As a result of the Toys“R”Us bankruptcy filing in the U.S. and Canada, there was a negative impact on our quarterly revenues and operating profit.  However, our multi-platform content strategy, combined with an industry leading investment in innovation and an omni-channel commercial approach, is driving strong consumer takeaway heading into the holiday season as consumers engage with Hasbro brands across a multitude of experiences.”

“The quarter presented several obstacles, but the team delivered with higher revenue and earnings, as well as executing nearly $93 million of share repurchases,” said Deborah Thomas, Hasbro’s chief financial officer.  “We are well positioned for the holiday, including good quality inventory at Hasbro and at retail, backed by strong consumer momentum.  We continue to work closely with Toys“R”Us as we head into the holiday period. Given our new view to the holiday based on Toys“R”Us and the economic outlook in certain markets, our updated expectation is fourth quarter revenues will increase in a range of 4% to 7% versus the fourth quarter 2016.”

Third Quarter 2017 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2017	Q3 2016	% Change	Q3 2017	Q3 2016	% Change
U.S. and Canada	$993.8	$932.8	+7%	$217.3	$228.0	-5%
International	$739.2	$690.7	+7%	$132.0	$133.1	-1%
Entertainment and Licensing	$58.4	$56.1	+4%	$16.9	$14.1	+20%

Third quarter 2017 U.S. and Canada segment net revenues increased 7% to $993.8 million compared to $932.8 million in 2016. The segment was negatively impacted by the Toys“R”US bankruptcy in the U.S. and Canada. In combination with a shift in product mix, this contributed to the 5% decline in the U.S. and Canada segment quarterly operating profit to $217.3 million, or 21.9% of net revenues, compared to $228.0 million, or 24.4% of net revenues, in 2016.

International segment net revenues increased 7% to $739.2 million compared to $690.7 million in 2016. Third quarter 2017 International segment revenues include a favorable $27.9 million impact of foreign exchange. On a regional basis, Europe revenues increased 3%, Latin America increased 13% and Asia Pacific increased 17%. Emerging markets revenues increased 8% in the quarter. International segment operating profit decreased $1.1 million to $132.0 million, or 17.9% of net revenues, compared to $133.1 million, or 19.3% of net revenues, in 2016.

Entertainment and Licensing segment net revenues grew 4% to $58.4 million compared to $56.1 million in 2016, behind higher consumer products and entertainment revenues. The Entertainment and Licensing segment operating profit increased 20%, to $16.9 million, or 28.9% of net revenues, compared to $14.1 million, or 25.1% of net revenues, in 2016.

Third Quarter 2017 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q3 2017	Q3 2016	% Change	Nine Months 2017	Nine Months 2016	% Change
Franchise Brands	$827.3	$773.4	+7%	$1,803.8	$1,642.1	+10%
Partner Brands	$485.7	$493.7	-2%	$928.7	$979.1	-5%
Hasbro Gaming*	$280.1	$229.9	+22%	$549.7	$456.5	+20%
Emerging Brands	$198.4	$182.8	+9%	$331.4	$312.3	+6%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $424.8 million for the third quarter 2017, up 4%, versus $409.5 million in the third quarter 2016 and up 10% to $951.4 million for the nine months 2017 versus $868.4 million for the nine months 2016.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Third quarter 2017 Franchise Brand revenues increased 7% to $827.3 million driven by revenue growth in NERF, TRANSFORMERS, MY LITTLE PONY and MONOPOLY. Franchise Brand revenue grew in all three major operating segments.

Partner Brand revenues decreased 2% to $485.7 million. BEYBLADE, STAR WARS, DISNEY DESCENDANTS and SESAME STREET posted revenue gains in the quarter. This was more than offset by declines in certain brands, including YO-KAI WATCH as well as DREAMWORKS’ TROLLS which was down versus last year’s launch of movie product. Partner Brand revenues increased in the U.S. and Canada segment and declined in the International segment.

Hasbro Gaming revenues grew 22% to $280.1 million driven by Hasbro’s diverse gaming portfolio, including face-to-face and digital gaming. New social games drove significant growth, including SPEAK OUT and FANTASTIC GYMNASTICS along with revenue growth in several other games brands. Hasbro Gaming revenue grew in the U.S. and Canada and International segments. Hasbro’s total gaming category grew 4% to $424.8 million, including revenue growth from MONOPOLY and an expected decline in MAGIC: THE GATHERING.

Emerging Brands revenue increased 9% to $198.3 million, driven primarily by growth in BABY ALIVE and FURREAL FRIENDS. Emerging Brand revenue grew in the U.S. and Canada and Entertainment and Licensing segments.

Dividend and Share Repurchase

The Company paid $71.4 million in cash dividends to shareholders during the third quarter 2017. The next quarterly cash dividend payment of $0.57 per common share is scheduled for November 15, 2017 to shareholders of record at the close of business on November 1, 2017.

During the third quarter, Hasbro repurchased 947,300 shares of common stock at a total cost of $92.9 million and an average price of $98.06 per share. Hasbro repurchased $111.5 million worth of common stock during the first three quarters of 2017. At quarter-end, $216.5 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its third quarter 2017 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2017 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. This non-GAAP measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Oct. 1, 2017	Sept. 25, 2016
ASSETS
Cash and Cash Equivalents	$1,244,778	$830,372
Accounts Receivable, Net	1,655,752	1,452,931
Inventories	629,120	607,701
Other Current Assets	232,590	255,983
Total Current Assets	3,762,240	3,146,987
Property, Plant and Equipment, Net	263,862	247,231
Other Assets	1,518,546	1,560,929
Total Assets	$5,544,648	$4,955,147

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$189,012	$178,666
Current Portion of Long-term Debt	-	349,611
Payables and Accrued Liabilities	1,295,745	1,087,442
Total Current Liabilities	1,484,757	1,615,719
Long-term Debt	1,693,261	1,198,461
Other Liabilities	410,378	364,378
Total Liabilities	3,588,396	3,178,558
Redeemable Noncontrolling Interests	-	34,829
Total Shareholders' Equity	1,956,252	1,741,760

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$5,544,648	$4,955,147

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Nine Months Ended

	Oct. 1, 2017	% Net Revenues	Sept. 25, 2016	% Net Revenues	Oct. 1, 2017	% Net Revenues	Sept. 25, 2016	% Net Revenues
Net Revenues	$1,791,502	100.0%	$1,679,757	100.0%	$3,613,671	100.0%	$3,389,882	100.0%
Costs and Expenses:
Cost of Sales	730,656	40.8%	658,986	39.2%	1,404,971	38.9%	1,270,902	37.5%
Royalties	139,222	7.8%	134,294	8.0%	282,754	7.8%	273,671	8.1%
Product Development	67,386	3.8%	70,083	4.2%	192,765	5.3%	190,918	5.6%
Advertising	168,926	9.4%	154,132	9.2%	342,236	9.5%	320,948	9.5%
Amortization of Intangibles	6,492	0.4%	8,691	0.5%	22,254	0.6%	26,073	0.8%
Program Production Cost Amortization	5,394	0.3%	6,282	0.4%	16,152	0.4%	17,501	0.5%
Selling, Distribution and Administration	312,482	17.4%	285,188	17.0%	813,268	22.5%	756,978	22.3%
Operating Profit	360,944	20.1%	362,101	21.6%	539,271	14.9%	532,891	15.7%
Interest Expense	25,072	1.4%	24,305	1.4%	73,752	2.0%	72,263	2.1%
Other Income, Net	(13,969)	-0.8%	(8,528)	-0.5%	(42,045)	-1.2%	(11,929)	-0.4%
Earnings before Income Taxes	349,841	19.5%	346,324	20.6%	507,564	14.0%	472,557	13.9%
Income Taxes	84,258	4.7%	90,162	5.4%	105,659	2.9%	120,005	3.5%
Net Earnings	265,583	14.8%	256,162	15.2%	401,905	11.1%	352,552	10.4%
Net Loss Attributable to Noncontrolling Interests	-	0.0%	(1,636)	-0.1%	-	0.0%	(6,103)	-0.2%
Net Earnings Attributable to Hasbro, Inc.	$265,583	14.8%	$257,798	15.3%	$401,905	11.1%	$358,655	10.6%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$2.12		$2.05		$3.21		$2.86
Diluted	$2.09		$2.03		$3.16		$2.82

Cash Dividends Declared	$0.57		$0.51		$1.71		$1.53

Weighted Average Number of Shares
Basic	125,170		125,500		125,204		125,414
Diluted	127,150		127,178		127,248		127,056

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Nine Months Ended
	Oct. 1, 2017	Sept. 25, 2016
Cash Flows from Operating Activities:
Net Earnings	$401,905	$352,552
Non-cash Adjustments	185,413	182,142
Changes in Operating Assets and Liabilities	(385,522)	(339,287)
Net Cash Provided by Operating Activities	201,796	195,407

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(102,512)	(103,639)
Acquisitions and Investments, Net of Cash Acquired	-	(12,436)
Other	5,516	25,576
Net Cash Utilized by Investing Activities	(96,996)	(90,499)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	493,878	-
Repayments of Borrowings with Maturity Greater Than 3 Months	(350,000)	-
Net Proceeds from (Repayments of) Short-term Borrowings	15,663	14,160
Purchases of Common Stock	(112,241)	(104,273)
Stock-based Compensation Transactions	29,432	37,515
Dividends Paid	(206,012)	(185,265)
Employee Taxes Paid for Shares Withheld	(31,973)	(21,914)
Other	-	762
Net Cash Utilized by Financing Activities	(161,253)	(259,015)

Effect of Exchange Rate Changes on Cash	18,946	7,729

Cash and Cash Equivalents at Beginning of Year	1,282,285	976,750

Cash and Cash Equivalents at End of Period	$1,244,778	$830,372

Certain reclassifications have been made to the prior year cash flow statement to conform to the current year presentation.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Nine Months Ended
	Oct. 1, 2017	Sept. 25, 2016	% Change	Oct. 1, 2017	Sept. 25, 2016	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$993,833	$932,844	7%	$1,939,837	$1,802,391	8%
Operating Profit	217,278	228,034	-5%	363,589	364,322	0%
Operating Margin	21.9%	24.4%		18.7%	20.2%

International Segment:
External Net Revenues	739,229	690,745	7%	1,511,074	1,436,911	5%
Operating Profit	132,007	133,075	-1%	149,435	165,582	-10%
Operating Margin	17.9%	19.3%		9.9%	11.5%

Entertainment and Licensing Segment:
External Net Revenues	58,440	56,130	4%	162,663	150,521	8%
Operating Profit	16,910	14,095	20%	39,580	33,367	19%
Operating Margin	28.9%	25.1%		24.3%	22.2%

International Segment Net Revenues by Major Geographic Region
Europe	$467,740	$452,834	3%	$921,467	$905,081	2%
Latin America	174,446	154,985	13%	339,071	307,949	10%
Asia Pacific	97,043	82,926	17%	250,536	223,881	12%
Total	$739,229	$690,745		$1,511,074	$1,436,911

Net Revenues by Brand Portfolio
Franchise Brands	$827,282	$773,415	7%	$1,803,744	$1,642,057	10%
Partner Brands	485,747	493,738	-2%	928,724	979,051	-5%
Hasbro Gaming	280,097	229,850	22%	549,736	456,516	20%
Emerging Brands	198,376	182,754	9%	331,467	312,258	6%
Total Net Revenues	$1,791,502	$1,679,757		$3,613,671	$3,389,882

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $424,836 and $951,386 for the three and nine months ended October 1, 2017, respectively, up 4% and 10%, respectively, from revenues of $409,528 and $868,373 for the three and nine months ended September 25, 2016, respectively.

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$265,583	$257,798		$401,905	$358,655
Net Loss Attributable to
Noncontrolling Interests	-	(1,636)		-	(6,103)
Interest Expense	25,072	24,305		73,752	72,263
Income Taxes	84,258	90,162		105,659	120,005
Depreciation	42,062	32,236		107,853	89,327
Amortization of Intangibles	6,492	8,691		22,254	26,073
EBITDA	$423,467	$411,556		$711,423	$660,220